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Exhibit 23.8

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (file nos. 333-14238, 333-12146, 333-09840, and 333-109874) and the Registration Statement on Form F-3 (file no. 333-110681) (the "Registration Statement"), and the Prospectus Supplement to the Registration Statement, of Retalix Ltd. (the "Company"), of our report dated January 16, 2002, which appears in the Company's Report on Form 6-K for the month of April, 2004 (Report No. 1) and such Prospectus Supplement, relating to the financial statements of Retail Control Systems, Inc. for the year ended December 31, 2001 and for the three months ended December 31, 2000.

/s/ Grossman Yanak & Ford LLP
Pittsburgh, Pennsylvania
April 12, 2004

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS